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                                                                   Exhibit 10.23

                                          September 25, 1998


Mr. Daniel J. O'Dowd
425 Britannia Parkway
Avon Lake, Ohio 44012


Dear Dan:

      The purpose of this letter is to set forth our mutual understanding and agreement concerning the amendment of your Employment Agreement with the Cleveland Indians Baseball Company Limited Partnership (the "Club") dated as of February 5, 1998 (the "Employment Agreement"). Pursuant to Paragraph 7 of the Employment Agreement you have agreed that the Club would not grant permission to any other Major League Club to discuss with you employment opportunities with such other Major League Club. However, the Baltimore Orioles have requested permission to interview you as a candidate for the position of general manager and we understand that you would like to pursue this opportunity.

      The Club is willing to grant permission to the Baltimore Orioles only if you are willing to agree to amend your contract with the Club to provide the Club with the flexibility that it needs to maintain continuity and stability in the Baseball Operations Department. Therefore, the Club will grant permission to the Baltimore Orioles in consideration for your agreement to amend your Employment Agreement with the Club as follows:

      Paragraph 1 of the Employment Agreement shall be deleted and replaced with the following new Paragraph 1:

            (a) Subject to the terms and conditions set forth below, the Club agrees to employ you as Vice President of the Club, for the period commencing on January 1, 1998 and ending December 31, 1999, subject to subsections (b), (c) and (d) below.

            (b) The Club shall have the unilateral option to extend the term of this Agreement through December 31, 2000 at a salary of $350,000.00 for 2000. Such option may be exercised by written notice personally delivered or mailed to the Club's offices on or before November 15, 1999.
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Mr. Daniel J. O'Dowd
September 25, 1998
Page 2


            (c) The Club shall have the unilateral option to extend the term of this Agreement through December 31, 2001 at a salary of $375,000.00 for 2001. Such option may be exercised by written notice personally delivered or mailed to the Club's offices on or before November 15, 2000.

            (d) The Club shall have the unilateral option to extend the term of this Agreement through December 31, 2002 at a salary of $400,000.00 for 2002. Such option may be exercised by written notice personally delivered or mailed to the Club's offices on or before November 15, 2001.

            (e) Your salary shall be payable each calendar year in twenty-four equal semi-monthly installments.

Paragraph 2(a) shall be deleted and replaced with the following new Paragraph 2(a)"

            (a) Salary. Your salary as Vice President during the period of your employment under this Agreement shall be as follows, less the amounts deferred pursuant to paragraph (b) of this Section 2:

            January 1, 1998 to December 31, 1998 at the rate of $300,000.00 per year.

            January 1, 1999 to December 31, 1999 - $240,000

            Option Years

            January 1, 2000 to December 31, 2000 - $350,000

            January 1, 2001 to December 31, 2001 - $375,000

            January 1, 2002 to December 31, 2002 - $400,000

      Paragraph 3, relating to Life Insurance, shall be deleted and replaced with the following new Paragraph 3:

            3. JOB TITLE. The Club retains the right to amend your job description and title at any time; provided that during the term of this Agreement that you shall retain the title of Vice-President.

      Paragraph 7 shall be deleted and replaced with the following new Paragraph 7:
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Mr. Daniel J. O'Dowd
September 25, 1998
Page 3


            7. JOB DESCRIPTION. During the term of your employment, you shall faithfully perform the duties and have the responsibilities of Vice-President of the Club, subject to the control and direction of the President and Chief Executive Officer, if any, the Chairman of the Board, the Board of Directors, the Executive Vice President and General Manager of the Club and its General Partner. You agree to devote your full time, energies, talent, and best efforts exclusively to your duties as Vice-President and to such other duties as may be assigned to you as provided above. The Club agrees that it will grant permission to another Major League Club to discuss other employment opportunities with you during the term of this Agreement and in the event that you elect to accept another employment opportunity any additional options to extend this Agreement shall terminate and the all of the Club's obligations, including the obligation to pay the salary and other benefits described herein, shall terminate as of the date your employment with the Club terminates.

      All other terms and conditions of your Employment Agreement, including but not limited to, your obligation to maintain the confidentiality of all business information of the Club which you acquire during your employment, will remain in full force and effect.

      Please indicate your acceptance by executing both copies of this letter and returning one of the executed copies to me. You may retain the other copy for your records.

                                          Very truly yours,

                                          CLEVELAND INDIANS BASEBALL COMPANY
                                          LIMITED PARTNERSHIP

                                                By: Its General Partner,
                                                Cleveland Indians Baseball
                                                Company, Inc.


                                          By:     /s/ Richard E. Jacobs
                                                -----------------------
                                                Richard E. Jacobs

ACCEPTED:

/s/ Daniel O'Dowd
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Date: 9-25-98